 N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contact:	Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

Glen Burnie Bancorp Announces 2008 4Q and Year End Earnings

GLEN BURNIE, MD (February 5, 2009) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2008.

In the quarter ended December 31, 2008, the company realized net income of $1,382,000 or $0.47 per basic and diluted earnings per share as compared to $700,000 or $0.23 basic and diluted earnings per share for the same period in 2007.  Included in the 2008 figure are a $1,110,000 tax benefit arising from the $2,816,000 charge taken in the third quarter of 2008 on the company’s investments in three series of preferred stock issued by Fannie Mae and Freddie Mac, as required by accounting rules, and a $700,000 provision for loan loss reserve in the fourth quarter.  Net interest income after provisions for credit losses for the fourth quarter of 2008 was $2,243,000 compared to $2,981,000 for the same three-month period in 2007.

Net income for the year ended December 31, 2008 was $403,962 or $.14 per basic and diluted earnings per share as compared to net income of $2,782,141 or $.93 per basic and diluted earnings per share in 2007.  Included in the 2008 figure are the $2,816,000 charge taken on the Fannie Mae and Freddie Mac preferred stock loss, the $1,110,000 tax benefit arising from that loss, and a $1,146,000 provision for loan loss reserve.

Glen Burnie Bancorp’s net interest income after provisions for credit losses for the year ended December 31, 2008 was $10,776,354 as compared to $11,816,208 in 2007.  Assets for the same period were $332,502,215 in 2008 as compared to $307,273,868 in 2007.

2008 Performance Highlights:
•	8.21% growth in total assets without TARP money
•	17.71% growth in loans, less allowance for credit losses
•	6.15% increase in stockholders’ equity
•	1.11 % average delinquency rate

-more-

Glen Burnie Bancorp – page 2
2008 4Q and Year End Earnings

Michael G. Livingston, President and Chief Executive Officer, stated “The bank stayed the course of traditional banking in a year that was a difficult environment for financial institutions.  After taking the 3rd quarter charge on Fannie Mae and Freddie Mac investments, the bank rebounded with a profitable fourth quarter.  The year end revealed loan growth, deposit growth, asset growth and a profit.”  Mr. Livingston added “The bank is actively lending and because we are well capitalized we did not have a need to apply for TARP funds.”

Glen Burnie Bancorp declared four regular dividends and one bonus dividend in 2008, totaling forty five cents (0.45) per common share.

The Bank of Glen Burnie® has been awarded the 5-Star Superior Rating from BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm, for 32 consecutive quarters.  This distinction denotes the highest level of strength, safety and performance attainable.  The 5-Star Superior Rating is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $330 million.  Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County.  www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.  For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December 31,	December 31,
	2008	2007
Assets

Cash and due from banks	$6,960	$8,221
Interest bearing deposits	7,884	5,847
Federal funds sold	6,394	727
Investment securities	57,949	77,866
Common Stock in the Glen Burnie Statutory Trust I	155	155
Loans, net of allowance	235,133	199,753
Premises and equipment at cost, net of accumulated depreciation	3,099	3,088
Other real estate owned	550	50
Other assets	14,378	11,567
Total assets	$332,502	$307,274

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$269,768	$252,917
Short-term borrowings	630	503
Long-term borrowings	27,072	17,107
Junior subordinated debentures owed to unconsolidated
subsidiary trust	5,155	5,155
Other liabilities	1,969	1,856
Total liabilities	304,594	277,538

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding December 31, 2008 2,967,727;
December 31, 2007 2,498,465	2,968	2,499
Surplus	11,568	11,921
Retained earnings	14,129	15,750
Accumulated other comprehensive (loss) income, net of tax	(757)	(434)

Total stockholders' equity	27,908	29,736

Total liabilities and stockholders' equity	$332,502	$307,274

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Interest income on
Loans, including fees	$3,814	$3,494	$14,456	$13,327
U.S. Treasury and U.S. Government agency securities	$390	556	1,962	2,553
State and municipal securities	$338	338	1,411	1,452
Other	$62	99	347	505
Total interest income	4,604	4,487	18,176	17,837

Interest expense on
Deposits	$1,258	1,174	4,780	4,825
Junior subordinated debentures	$136	136	546	546
Long-term borrowings	$266	164	877	481
Short-term borrowings	$1	32	51	119
Total interest expense	1,661	1,506	6,254	5,971

Net interest income	2,943	2,981	11,922	11,866

Provision for credit losses	700	0	1,146	50

Net interest income after provision for credit losses	2,243	2,981	10,776	11,816

Other income
Service charges on deposit accounts	183	210	737	814
Other fees and commissions	208	246	860	936
Other non-interest income	1	5	(10)	18
Income on life insurance	70	71	273	269
Impairment of securities	0	0	(2,816)	0
Gains on investment securities	50	0	191	120
Total other income	512	532	(765)	2,157

Other expenses
Salaries and employee benefits	1,435	1,583	6,219	6,326
Occupancy	228	216	904	886
Other expenses	820	811	3,163	3,221
Total other expenses	2,483	2,610	10,286	10,433

Income (loss) before income taxes	272	903	(275)	3,540

Income tax (benefit) expense	(1,110)	203	(679)	758

Net income	$1,382	$700	$404	$2,782

Net income per share of common stock	$0.47	$0.23	$0.14	$0.93

Weighted-average shares of common stock outstanding	2,967,580	2,993,435	2,981,124	2,988,931